UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 15, 2011

Avatar Holdings Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-07395	23-1739078
(Commission File Number)	(I.R.S. Employer Identification No.)

201 Alhambra Circle, Coral Gables, Florida	33134
(Address of Principal Executive Offices)	(Zip Code)

(305) 442-7000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

The information required by Item 1.01 is incorporated by reference from Item 5.02 of this report.

Item 1.02.	Termination of a Material Definitive Agreement.

On June 15, 2011, the employment agreement, dated as of October 19, 2010, between Avatar Holdings Inc. ("Avatar") and Jon Donnell, the President and Chief Executive Officer of Avatar, was terminated as a result of Mr. Donnell's decision to resign effective June 15, 2011.

Please see Item 5.02 below for a discussion of the material terms of the Separation Agreement with Mr. Donnell.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of  Mr. Anderson

On June 16, 2011, Avatar announced the appointment of Allen Anderson, a current member of the Board of Directors of Avatar, as President and  Chief Executive Officer of Avatar effective June 15, 2011. The appointment follows the decision by Jon Donnell to resign as President and Chief Executive Officer of Avatar and as a director of Avatar effective June 15, 2011.  Mr. Donnell's resignation was not based on a disagreement with Avatar on any matter relating to Avatar's operations, policies or practices.

In connection with his appointment as President and Chief Executive Officer, Mr. Anderson entered into an employment agreement with Avatar (the "Employment Agreement") on June 15, 2011.  Pursuant to the Employment Agreement, the initial term of Mr. Anderson's employment commences on June 15, 2011 and ends on December 31, 2011.  If Avatar and Mr. Anderson agree in writing before December 31, 2011, Mr. Anderson's employment will continue on January 1, 2012 and terminate on June 30, 2014.

Pursuant to the Employment Agreement, Mr. Anderson will receive an annual base salary of $360,000.  On June 15, 2011, pursuant to the terms of the Employment Agreement, Mr. Anderson was granted an award of 90,000 restricted shares of common stock of Avatar under the Amended and Restated 1997 Incentive and Capital Accumulation Plan (2011 Restatement) (the "Plan"), which restricted shares will vest to the extent certain performance goals are met by December 31, 2011.  If Avatar and Mr. Anderson agree to renew his employment after the initial term, then, pursuant to the terms of the Employment Agreement, Avatar will grant Mr. Anderson an award of 320,000 restricted shares of common stock of Avatar under the Plan, which restricted stock will vest as follows: 64,000 shares on June 30, 2012, 128,000 shares on June 30, 2013, and 128,000 shares on June 30, 2014 to the extent certain performance goals are met.  In connection with the grants of restricted shares, the Compensation Committee will determine in good faith whether and to what extent the applicable performance goals have been achieved.

Pursuant to the Employment Agreement, Mr. Anderson's employment may be terminated by Avatar or Mr. Anderson at any time and for any reason upon at least 15 days' prior written notice.  Upon Mr. Anderson's termination pursuant to the terms of the Employment Agreement, Mr. Anderson will be entitled to any accrued and unpaid base salary and accrued but unused vacation through the termination date.

Pursuant to the terms of the Employment Agreement, upon the occurrence of a Change in Control (as defined in the Plan) during Mr. Anderson's initial term of employment, the restricted stock granted on June 15, 2011 shall vest in full as of the date of the Change in Control and, in lieu of the award to be granted for the renewal term of employment, Avatar will deliver 320,000 fully vested shares of common stock as of the date of the Change in Control.  In the event of an occurrence of a Material Capital Transaction, as described below, during the initial term of employment in connection with which Avatar terminates Mr. Anderson's employment, provided that Mr. Anderson is willing to remain employed through the date on which a replacement Chief Executive Officer commences employment with Avatar, the restricted stock granted on June 15, 2011 shall vest in full as of the date of such termination and, in lieu of the award to be granted for the renewal term of employment, Avatar shall deliver 320,000 fully vested shares of common stock as of the date of termination.

Pursuant to the terms of the Employment Agreement, upon the occurrence of a Change in Control during the renewal term of employment, the restricted stock granted to Mr. Anderson pursuant to the terms of the Employment Agreement will vest in full as of the date of the Change in Control.  In the event of the occurrence of a Material Capital Transaction, as described below, during the renewal term of employment in connection with which Avatar terminates Mr. Anderson's employment, provided Mr. Anderson is willing to remain employed through the date on which a replacement Chief Executive Officer commences employment with Avatar, the restricted stock granted to Mr. Anderson pursuant to the terms of the Employment Agreement shall vest in full as of the date of such termination.

For purposes of the Employment Agreement, a Material Capital Transaction shall mean any sale, disposition, merger, acquisition, reorganization, consolidation, split-up, spin-off, combination, exchange of shares, or other similar corporate transaction involving Avatar, where the value of the transaction is equal to or exceeds one-third the sum of (1) the total equity value of Avatar based on fully diluted shares of common stock outstanding including any shares of common stock to be issued in such transaction and (2) total outstanding debt.

The Employment Agreement also includes provisions relating to confidentiality, nondisparagement and compliance with Section 409A of the Internal Revenue Code of 1986, as amended.

Biographical Information and Related Party Transactions

Mr. Anderson, 59, has served as a director of Avatar since October 2010 and has been Managing Director of JEN Partners, LLC, a private equity firm, since July 2007. He was formerly Director and Co-Founder, and served as a member of the Compensation Committee of the Board of Directors, of Recurrent Energy Inc., a solar power company from June 2005 to July 2007. Mr. Anderson’s 38 years of real estate, banking and private equity investment experience and 24 years of executive leadership experience, including past service as Chairman and CEO of a publicly-traded company, will contribute substantially as Avatar seeks to expand its real estate operations. Mr. Anderson was appointed to Avatar’s Board on October 25, 2010, in connection with a transaction pursuant to which Avatar and its wholly-owned subsidiary Avatar Properties Inc. (“API”), as purchaser, entered into agreements whereby API acquired a portfolio of real estate assets in Arizona and Florida from entities affiliated with JEN Partners, LLC (“JEN”), a Delaware limited liability company (the “JEN Transaction”). The purchase price approximated $33,600,000 in cash, including approximately $3,600,000 reimbursement of development, construction and operating expenditures from August 1, 2010 to the date of closing (October 25, 2010); $20,000,000 in restricted shares of Avatar Common Stock (1,050,572 shares); and $12,000,000 of notes divided equally into two $6,000,000 notes, one with a one-year maturity and the other with a two-year maturity. The purchase price may also include the issuance of up to an additional 420,168 shares of Common Stock, depending upon the achievement by December 31, 2014 of certain agreed upon metrics related to CantaMia, the acquired active adult community located in Goodyear, Arizona.

In the JEN Transaction, 630,343 restricted shares of Avatar common stock were issued to JEN I, L.P. (“JEN I”), a Delaware limited partnership, and 420,229 restricted shares were issued to JEN Residential LP (“JEN Residential”), a Delaware limited partnership, all of which shares are subject to a two-year lock up agreement.

In connection with the JEN Transaction, on October 25, 2010, two members of JEN, Reuben S. Leibowitz and Allen J. Anderson, were elected to Avatar’s Board. Mr. Leibowitz is sole managing member of JEN. JEN is the general partner and Mr. Leibowitz is a limited partner of JEN I and JEN Residential. Mr. Anderson is a non-controlling managing director of JEN.

Joshua Nash, the Chairman of the Board of Directors of Avatar, and Paul Barnett, a member of Avatar’s Board, in the aggregate own a 1.5% indirect limited partnership interest in the JEN affiliates from which API acquired assets. Neither Mr. Nash nor Mr. Barnett voted on the JEN Transaction.

Separation Agreement

In connection with Mr. Donnell's decision to resign as President and Chief Executive Officer of Avatar effective June 15, 2011, Mr. Donnell entered into a Separation Agreement with Avatar dated June 15, 2011 (the "Separation Agreement").  Pursuant to the terms of the Separation Agreement, the effective date of the Separation Agreement shall be the eighth day following Mr. Donnell's execution of the Separation Agreement.

Pursuant to the Separation Agreement, Mr. Donnell will: (1) be paid any accrued and unpaid base salary and vacation earned but unused through the termination date, such payment to be made within 10 days following the effective date of the Separation Agreement; (2) be paid an amount equal to $1,000,000 (two times his base salary) to be made in equal installments on Avatar's regular payroll dates over the period commencing on the first payroll date following the effective date of the Separation Agreement and ending on the date that is six month after such date; (3) be provided continued coverage under Avatar's benefit plans from the termination date through December 31, 2012 based on the terms and considerations set forth in such plans; (4) receive shares of common stock equal to the number of time-based shares of restricted stock that would have vested on December 31, 2011, multiplied by a fraction, the numerator of which is equal to the number of days Mr. Donnell worked from January 1, 2011 though the termination date and the denominator of which is 365; and (5) receive shares of common stock equal to the number of performance –based shares of restricted stock that would have vested on December 31, 2011, in accordance with the terms of Mr. Donnell's employment agreement.

The Separation Agreement also contains customary provisions relating to confidentiality, nondisparagement, non-competition, mutual release of claims, and compliance with Sections 409A of the Internal Revenue Code of 1986, as amended.  In addition, pursuant to the Separation Agreement, for the six month period commencing on the termination date Mr. Donnell shall not, directly or indirectly, own any interest in, operate, join, control or participate as a partner, shareholder, member, director, manager, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any entity that is in competition with the business of Avatar or any of Avatar's affiliates within 100 miles of a jurisdiction in which Avatar or any of Avatar's affiliates is engaged, or in which they have documented plans to become engaged and Mr. Donnell has knowledge of such plans as of the termination date.  Mr. Donnell will not be in violation of the non-compete as a result of his ownership of less than 5% equity in any public company operating any of Avatar's lines of business.

On June 16, 2011, Avatar issued a press release announcing the appointment of Mr. Anderson and the departure of Mr. Donnell. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated June 16, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 16, 2011	Avatar Holdings Inc.

/s/ Juanita I. Kerrigan
Name: Juanita I. Kerrigan
Title: Vice President and Secretary

Exhibit Index

Exhibit No.	Description
99.1	Press Release, dated June 16, 2011.